                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                               dated April 9, 1999

                                  by and among

                            APOGEE ENTERPRISES, INC.

                                    as Seller

                                       and

                               CH HOLDINGS, INC.,

                                  as Purchaser

                                TABLE OF CONTENTS



ARTICLE I         SALE OF SHARES AND CLOSING...................................1
         1.01     Purchase and Sale of Shares at Closing.......................1
         1.02     Excluded Assets..............................................1
         1.03     Liabilities..................................................3
         1.04     Purchase Price...............................................4
         1.05     Closing  ....................................................4
         1.06     Adjustment to Purchase Price.................................6
         1.07     Section 338(h)(10) Election and Allocation...................8


ARTICLE II        REPRESENTATIONS AND WARRANTIES OF SELLER.....................9
         2.01     Corporate Existence; Organization; Good Standing, and
                  Power and Authority..........................................9
         2.02     Due Execution and Authorization of the Transaction...........9
         2.03     No Conflicts.................................................9
         2.04     Governmental Approvals and Filings..........................10
         2.05     Financial Statements........................................10
         2.06     Events Subsequent to Unaudited Financial Statement Date.....11
         2.07     Taxes.......................................................12
         2.08     Legal Proceedings...........................................12
         2.09     Compliance With Laws and Orders.............................12
         2.10     Employee Benefits...........................................13
         2.11     Real Property...............................................14
         2.12     Tangible Personal Property..................................15
         2.13     Contracts...................................................15
         2.14     Affiliate Transactions......................................16
         2.15     Brokers.....................................................16
         2.16     Accounts Receivable.........................................16
         2.17     Inventories.................................................16
         2.18     Intellectual Property.......................................17
         2.19     Warranty and Related Matters................................17
         2.20     Employees; Labor Matters....................................17
         2.21     Registrations and Permits...................................18
         2.22     Environmental, Health and Safety Matters....................19
         2.23     Leased Equipment............................................19
         2.24     Shares......................................................20
         2.25     Disclaimer of Other Representations and Warranties..........20


ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PURCHASER.................21
         3.01     Corporate Existence.........................................21
         3.02     Authority...................................................21
         3.03     No Conflicts................................................21

         3.04     Governmental Approvals and Filings..........................22
         3.05     Legal Proceedings...........................................22
         3.06     Brokers.....................................................22
         3.07     Financing and Bonding Commitment............................22


ARTICLE IV        COVENANTS OF SELLER.........................................23
         4.01     Investigation by Purchaser..................................23
         4.02     Conduct of Business.........................................23
         4.03     Fulfillment of Conditions...................................24
         4.04     Notice of Developments......................................24
         4.05     Exclusivity.................................................24
         4.06     New Transferred Projects and Bids...........................24
         4.07     Covenant Not to Compete.....................................24
         4.08     Casualty or Condemnation....................................24
         4.09     Coverage Under Various Plans................................25
         4.10     Certain Pre-Closing Transactions............................25
         4.11     Administrative Services Agreement...........................25
         4.12     Hart-Scott-Rodino Act.......................................25
         4.13     Funding of Business from Date of Closing to Effective
                  Date........................................................26


ARTICLE V         COVENANTS OF PURCHASER......................................26
         5.01     Notice of Developments......................................26
         5.02     Fulfillment of Conditions...................................26
         5.03     Sales Taxes.................................................26
         5.04     Payment and Performance Bonds...............................26
         5.05     Offer of Employment to Business Employees...................26
         5.06     Employees Generally.........................................27
         5.07     Employee Benefits...........................................27
         5.08     Warranty and Other Work.....................................27
         5.09     Accounting and Payroll/Norment/Norshield Administrative
                  Services Agreement..........................................27
         5.10     Multi-Employer Plan.........................................27
         5.11     Administrative Services Agreement...........................27
         5.12     Vehicle Leasing Program.....................................27
         5.13     Separation of PENTA Agreement...............................28
         5.14     Hart-Scott-Rodino Act.......................................28
         5.15     Customs Bond................................................28
         5.16     Replacement of Letters of Credit............................28
         5.17     Payment of Loans............................................28


ARTICLE VI        CONDITIONS TO OBLIGATIONS OF PURCHASER......................28
         6.01     Representations and Warranties..............................29
         6.02     Performance.................................................29
         6.03     Orders and Laws.............................................29

         6.04     Regulatory Consents and Approvals...........................29
         6.05     Opinions of Counsel.........................................29
         6.06     Officer's Certificate.......................................29
         6.07     Covenant Not to Compete; License Agreement and Escrow
                  Agreement...................................................29
         6.08     No Material Adverse Change..................................29
         6.09     Closing Documents...........................................29
         6.10     Director Resignations.......................................29
         6.11     Intercompany Debt...........................................29
         6.12     Administrative Services Agreement...........................29


ARTICLE VII       CONDITIONS TO OBLIGATIONS OF SELLER.........................29
         7.01     Representations and Warranties..............................30
         7.02     Performance.................................................30
         7.03     Officer's Certificates......................................30
         7.04     Orders and Laws.............................................30
         7.05     Regulatory Consents and Approvals...........................30
         7.06     Opinion of Counsel..........................................30
         7.07     Covenant Not to Compete; License Agreement and
                  Escrow Agreement............................................30
         7.08     Payment of Purchase Price...................................30
         7.09     Bonding Condition...........................................30
         7.10     Closing Documents...........................................30
         7.11     Mutual Release..............................................30
         7.12     Administrative Services Agreement...........................30


ARTICLE VIII      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                  AGREEMENTS, INDEMNIFICATION.................................31
         8.01     Survival of Representations, Warranties, Covenants and
                  Agreements..................................................31
         8.02     Indemnification by Seller...................................31
         8.03     Indemnification by Purchaser................................32
         8.04     Method of Asserting Claims..................................33


ARTICLE IX        TERMINATION.................................................34
         9.01     Termination.................................................34
         9.02     Effect of Termination.......................................35
         9.03     Escrow Deposit..............................................35


ARTICLE X         DEFINITIONS.................................................35
         10.01    Definitions.................................................35


ARTICLE XI        MISCELLANEOUS...............................................42
         11.01    Notices  ...................................................42
         11.02    Entire Agreement............................................43

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         11.03    Expenses....................................................43
         11.04    Public Announcements........................................43
         11.05    Confidentiality.............................................43
         11.06    Further Assurances; Post-Closing Cooperation................44
         11.07    Waiver   ...................................................45
         11.08    Amendment...................................................45
         11.09    No Third Party Beneficiary..................................45
         11.10    No Assignment; Binding Effect...............................45
         11.11    Headings....................................................46
         11.12    Invalid Provisions..........................................46
         11.13    Incorporation of Exhibits and Schedules.....................46
         11.14    Consent to Jurisdiction.....................................46
         11.15    Governing Law...............................................46
         11.16    Counterparts................................................47

SCHEDULES

         Schedule 1.02(d)  Certain Excluded Assets Used in Other Businesses
         Schedule 1.02(o)  Certain Other Excluded Assets
         Schedule 1.03     Certain Transferred Projects/Warranty Claims
         Schedule 1.07     Allocation of Purchase Price
         Schedule 2.01     Corporate Existence; Organization; Good Standing and
                             Power and Authority of Seller
         Schedule 2.03     Conflicts
         Schedule 2.04     Required Governmental Approvals and Filings
         Schedule 2.05     Financial Statements
         Schedule 2.06     Events Subsequent to the Unaudited Financial
                             Statement Date
         Schedule 2.08     Legal Proceedings
         Schedule 2.09     Noncompliance with Laws and Orders
         Schedule 2.10     Benefit Plans
         Schedule 2.11     Real Property
         Schedule 2.12     Tangible Personal Property
         Schedule 2.13(a)  Contracts
         Schedule 2.13(b)  Contract Breaches and Defaults
         Schedule 2.14     Affiliate Transactions
         Schedule 2.15     Brokers
         Schedule 2.16     Accounts Receivable
         Schedule 2.17     Inventory Locations
         Schedule 2.18     Intellectual Property
         Schedule 2.18(a)  Material Intellectual Property Used in Business
         Schedule 2.18(b)  Various Adverse Matters Pertaining to Intellectual
                             Property
         Schedule 2.18(c)  Intellectual Property Contracts
         Schedule 2.19     Warranty and Related Matters
         Schedule 2.20     Employees, Labor Matters
         Schedule 2.21     Permit Matters
         Schedule 2.22     Environmental Matters
         Schedule 2.23     Leased Equipment
         Schedule 2.24     Shares Issued and Outstanding
         Schedule 3.03     Conflicts
         Schedule 3.04     Required Governmental Approvals and Filings
         Schedule 3.06     Brokers
         Schedule 3.07     Financing and Bonding Commitment
         Schedule 5.04     Bonding Condition
         Schedule 5.05     Retained Employees
         Schedule 5.09     Norment/Norshield Administrative Services Agreement
         Schedule 10(A)    Certain Transferred Projects
         Schedule 10(B)    Certain Transferred Projects
         Schedule 10(C)    Certain Transferred Projects

EXHIBITS

      Exhibit A    License Agreement
      Exhibit B    [Intentionally Omitted]
      Exhibit C    Purchase Money Note
      Exhibit D    Subordinated Loan and Security Agreement
      Exhibit E    Noncompetition Agreement
      Exhibit F    Pro Forma Balance Sheet of the Company as of January 30, 1999
      Exhibit G    Form of Corporate Guaranty for Cupples Products, Inc.,
                     Cupples International, Inc. and the Company
      Exhibit H    Form of Subordinated Security Agreement for Cupples Products,
                     Inc., Cupples International, Inc. and Harmon, Ltd.
      Exhibit I    Administrative Services Agreement among the Company, Seller and Harmon, Inc.
      Exhibit J    Transfer Agreement re: Apogee Enterprises, Inc. Retirement
                     Plan
      Exhibit K    Transfer Agreement re: Apogee Enterprises, Inc. Tax Relief
                     Investment Plan
      Exhibit L    Calculation of Estimated Net Working Capital

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         THIS STOCK PURCHASE AGREEMENT dated April 9, 1999 is made and entered into by and between CH HOLDINGS, INC. a Missouri corporation ("Purchaser") and APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

                              STATEMENT OF PURPOSE

         WHEREAS, Seller owns all of the outstanding capital stock of Harmon, Ltd., a Minnesota corporation (the "Company");

         WHEREAS, the Company is engaged in the architectural and other curtainwall business as conducted by the Company, including but not limited to the promotion, sale, design, engineering, project management, provision of materials and installation, within the United States of standard and custom curtainwall systems to the non-residential construction market (the "Business"); and

         WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the outstanding capital stock of the Company.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                           SALE OF SHARES AND CLOSING

         1.01 Purchase and Sale of Shares. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to all of the outstanding shares of capital stock of the Company (collectively, the "Shares") on the terms and subject to the conditions set forth in this Agreement.

         1.02 Excluded Assets. Notwithstanding any other provision of this Agreement, neither Purchaser nor the Company shall have any right, title or interest in, and prior to the Effective Date (or after the Effective Date upon the request of the Seller) the Company shall distribute, assign or transfer to Seller or an Affiliate of Seller as designated by Seller, the following assets, properties and rights (the "Excluded Assets"):

                  (a) all inter-company Contracts with Affiliates that do not relate to the Transferred Projects,

                  (b) any and all Cash reflected on the Books and Records of the Company as of any date on or prior to the Closing Date;

                  (c) all inter-company receivables payable to the Company;

                  (d) all assets primarily used in any other business of Seller as set forth on Schedule 1.02(d), including but not limited to (i) assets primarily used in the manufacture, integration and construction of security and detention systems; and (ii) assets located outside the United States.

                  (e) all insurance policies maintained by Seller which covers the assets of the Company;

                  (f) all refunds or credits, if any, of taxes owed to Seller or the Company;

                  (g) any rights of the Company (including indemnification, claims for recovery under litigation, including but not limited to, the claims for recovery listed on Parts 2 and 3 of Schedule 2.08, and rights to uncollected retainages for projects other than Transferred Projects) against third parties arising out of or relating either to events prior to Closing or to Seller Liabilities (as hereinafter defined), except to the extent rights relate to Transferred Projects (other than rights relating to warranty claims for which Seller has Liability under Section 1.03);

                  (h) the rights of the Company in, to and under all Contracts and agreements of any nature, kind or character or obligations of the Company which are related to Seller Liabilities or under which Seller Liabilities have arisen;

                  (i) all bank accounts and boxes, credit card accounts and all related records;

                  (j) Books and Records of the Company related to any Seller Liabilities or projects other than Transferred Projects;

                  (k) the capital stock of Harmon Contract, Inc., Harmon Europe S.A. and Harmon Contract Asia, Ltd. and the capital stock of any and all direct and indirect subsidiaries of any of the foregoing corporations;

                  (l) any and all right, title or interest in "Burnsville Family Housing Limited Partnership", a Minnesota limited partnership;

                  (m) any and all rights to the names "Harmon, Ltd." or "Harmon, Inc." or any derivation thereof except as otherwise provided herein below;

                  (n) all rights of in and to any Benefit Plan; and

                  (o) other excluded assets listed on Schedule 1.02(o) hereto.

Notwithstanding that the names, "Harmon, Ltd.: or "Harmon, Inc." or any derivations thereof are Excluded Assets and no assignment, transfer or conveyance thereof shall be made to Purchaser, Seller shall license Purchaser to use the name "Harmon", "Harmon, Ltd." and any derivations thereof (other than "Harmon, Inc."), including by way of illustration, but not limitation, "Harmon-Cupples" pursuant to a royalty free, perpetual license in form and substantial substantially identical to Exhibit A hereto (the "License Agreement"); provided however, in no event, shall Purchaser or the Company have the right or license to use the logo, mark, or trademark of Harmon, Inc. notwithstanding any current use by the Company.

         1.03 Liabilities. On and subject to the terms and conditions of this Agreement, on and after the Date of Closing, Purchaser shall become, and the Company shall remain, responsible and obligated for and timely pay and discharge all of the Liabilities of the Company relating to the Business, including but not limited to:

                  (a) all Liabilities reflected on the face of the Closing Date Balance Sheet;

                  (b) all obligations under the agreements, contracts, indentures, mortgages, instruments, liens, guarantees, leases, subleases, licenses and other similar arrangements of the Company arising on or after the Closing Date (including but not limited to, all obligations under the Administrative Services Agreement described in
         Section 5.09 hereof); and

                  (c) all Liabilities arising or resulting from or related to the Transferred Projects, including but not limited to completion of such projects and all warranty claims with respect to such projects regardless of whether or not such warranty claims relate to work performed prior to the Closing Date;

         provided however, that neither Purchaser nor the Company shall be responsible or obligated for (and the Closing Date Balance Sheet shall not include liabilities for) any of the following Liabilities, all of which shall constitute "Seller Liabilities" and shall be the sole responsibility of and shall be paid, performed or discharged by Seller:
         (i) warranty claims relating to the Transferred Projects identified on
         Schedule 1.03, (ii) claims for personal injury or casualty property damage occurring prior to the Date of Closing, (iii) any liability of Seller or the Company for unpaid Taxes relating to the Business for periods prior to Date of Closing; (iv) any Liability of the Company for the unpaid Taxes of any Person, whether under Treasury Regulation ss.1.502-6 (or any similar provision of the state, local or foreign law) as a transferee or a successor, by contractual obligation or otherwise; (v) Liabilities of the Company arising prior to the Closing Date to the extent that Seller is reimbursed therefor under Seller's insurance policies; (vi) Liabilities of the Company for Indebtedness (including capitalized lease obligations); (vii) any Liability of the Company for income, transfer, sales, use and other taxes arising in connection with the consummation of the transactions contemplated hereby, (viii) the debt to Seller or any of its Affiliates shown as "Intercompany Debt" on the balance sheets for the Business referred to in Section 2.05(a), (ix) any obligation of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity, (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise, and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise), (x) any liability of the Company for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (xi) any Liability of the Company as a result of litigation commenced and pending against the Company upon the Date of Closing; (xii) any Liability or obligation of either Company or the Seller under that certain Stock Purchase Agreement dated November 10, 1998 by and among the Seller and Compudyne Corporation, provided however, Purchaser shall become, and the Company shall remain, responsible and obligated for and timely pay and discharge all obligations under the Administrative Services Agreement described in Section 5.09 hereof as provided in subsection 1.03(a) hereof; (xiii) any Liability of the Company resulting from projects completed prior to the Closing Date and thereby not constituting Transferred Projects; (xiv) any Liability arising or resulting from ownership of subsidiaries; (xv) any Liability or obligation of the Company under this Agreement or under any other contractual obligation between Purchaser, Seller or the Company entered into on or after the date of this Agreement; (xvi) any Liability or obligation of the Company to James W. John relating to consulting services provided to the Company prior to the Closing Date; and (xvii) any Liabilities with respect to a Benefit Plan except as otherwise provided in Section 4.09(b).

         1.04 Purchase Price. Subject to the adjustment under Section 1.06, the purchase price for the Shares is U.S. $12,000,000 (the "Purchase Price"). On the Effective Date, Purchaser shall deliver to Seller the Purchase Price in the manner provided in Section 1.05.

         1.05 Closing.

         (a) The Closing will take place at the offices of Lewis, Rice & Fingersh, 500 N. Broadway, Suite 2000, St. Louis, Missouri 63102-2147 or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date.

         (b) Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that:

                  (i) On the date of Closing, the parties have executed and delivered in escrow to Lewis, Rice & Fingersh, L.C., pursuant to a letter agreement of even date herewith by and between Lewis, Rice & Fingersh, L.C., Seller and Purchaser (the "Document Escrow Agreement") the following documents, instruments and certificates:

                  (1) the promissory note of Purchaser in form and substance substantially identical to Exhibit C attached hereto (the "Purchase Money Note") but in an amount equal to the Adjusted Purchase Price less the Cash Portion of the Purchase Price, which Purchase Money Note shall be secured by a security interest and liens granted on all of the assets of Purchaser and the Company pursuant to the terms and conditions of the Subordinated Loan and Security Agreement (as defined in Subsection (ii)(1) below) and shall be further secured by the Affiliate Guarantees (as defined in Subsection (ii)(3) below);

                  (2) stock certificate(s) representing 4,400 shares of the capital stock of Harmon, Ltd., accompanied by duly executed stock powers.

                  (3) the indemnity bonds as described on Exhibit B attached to the Document Escrow Agreement, which, upon delivery, pursuant to the Document Escrow Agreement, shall satisfy the Bonding Condition; and

                  (4)      undated resignations of the Directors of the Company.

                  (ii) On the Date of Closing, the parties have executed and delivered one to another the following agreements, documents, instruments and certificates:

                  (1) a loan and security agreement in form and substance substantially identical to Exhibit D attached hereto (the "Subordinated Loan and Security Agreement");

                  (2) a noncompetition agreement in form and substance substantially identical to Exhibit E attached hereto (the "Noncompetition Agreement");

                  (3) a corporate guaranty in form and substance substantially identical to Exhibit G attached hereto (the "Affiliate Guarantee") executed by each of the Company, Cupples Products, Inc. ("Cupples Products"), and Cupples International, Inc. ("Cupples International"), which Affiliate Guarantees shall be secured by a grant of a security interest on the assets of each of the Company, Cupples Products and Cupples International pursuant to the terms and provisions of the Affiliate Security Agreements (as defined in subpart (4) below);

                  (4) a security agreement in form and substance substantially identical to Exhibit H attached hereto (the "Affiliate Security Agreement") executed by each of the Company, Cupples Products and Cupples International;

                  (5)      the License Agreement attached hereto as Exhibit A;

                  (6) the Administrative Services Agreement in form and substance substantially identical to Exhibit I attached hereto (the "Administrative Services Agreement") among the Company, Seller and Harmon, Inc.;

                  (7) the Transfer Agreement re: Apogee Enterprises, Inc. Retirement Plan in form and substance substantially identical to Exhibit J attached hereto (the "Retirement Plan Transfer Agreement");

                  (8) the Transfer Agreement re: Apogee Enterprises, Inc. Tax Relief Investment Plan in form and substance substantially identical to Exhibit K attached hereto (the "Tax Relief Transfer Agreement"); and

                  (9) all other opinions, agreements, documents, certificates and instruments of conveyance to be delivered pursuant hereto.

         (iii) On the Date of Closing, the Cash Portion of the Purchase Price has been funded into escrow pursuant to an escrow agreement of even date herewith by and between Union Planters Bank, N.A., Seller and Purchaser and such Cash Portion of the Purchase Price will be disbursed as provided therein.

         (c) Notwithstanding the deliveries into escrow described in Section 1.05(b) hereof, it is the intent of the parties that the consummation of the transaction contemplated hereby shall not be effective, or deemed effective, until (i) the waiting period under the Hart-Scott-Rodino Act has expired or (ii) the date of receipt of a notice from the United States Department of Justice or Federal Trade Commission that early termination has been granted (the "Effective Date"). The parties further acknowledge, however, that only such expiration or termination of the waiting period and the satisfaction of the other conditions specifically set forth in Article VI or VII hereof are the only remaining conditions to the effectiveness of the consummation of the transactions contemplated hereby. It is the further intentions of the parties that, as of the Closing Date, all profits and losses, benefits and Liabilities (except as otherwise specifically set forth herein), and any and all occurrences, events or matters affecting the Company after the Closing Date shall be for the benefit or burden of the Purchaser, subject only to the consummation of the transaction contemplated hereunder becoming effective on the Effective Date. Purchaser shall not be entitled to exercise any control over the management of the Company unless and until the occurrence of the Effective Date.


         1.06 Adjustment to Purchase Price.

                  (a) Seller has prepared and delivered to Purchaser a calculation ("Calculation of Estimated Working Capital") of the Net Working Capital (as defined below) estimated as of the opening of business on the Closing Date (the "Estimated Net Working Capital"), a copy of which is attached hereto as Exhibit L. The Estimated Net Working Capital set forth therein has been calculated in accordance with GAAP, as applied on a consistent basis with the Financial Statements provided to Purchaser pursuant to Section 2.05 hereof (the "Working Capital Balance Sheets"); provided however, no reserve or accrual for warranty claims related to projects for which Seller is liable pursuant hereto is included therein and the Excluded Assets are excluded therefrom. As used herein, the term "Net Working Capital" shall mean an amount equal to the excess of total current assets (other than and exclusive of Cash and other Excluded Assets constituting current assets) over total current liabilities (other than current liabilities constituting Seller Liabilities) of the Business calculated in accordance with GAAP on a consistent basis with the Working Capital Balance Sheet.

                  (b) If Estimated Net Working Capital is less than negative $500,000 ("Minimum Target Net Working Capital"), then the Purchase Price shall be reduced by an amount equal to the amount of such deficit (the "Estimated Working Capital Deficit Adjustment"). If Estimated Net Working Capital is greater than positive $500,000 (the "Maximum Target Net Working Capital"), then the Purchase Price shall be increased by an amount equal to the amount of such excess (the "Estimated Working Capital Surplus Adjustment"). It is the intent of the parties that there shall only be an adjustment to the Purchase Price, if and to the extent, Net Working Capital is less than negative $500,000 or more than positive $500,000. The Purchase Price as either increased or decreased under this Section 1.06(b) shall be the "Adjusted Purchase Price."

                  (c) Within 30 days after the Effective Date, the Purchaser will prepare and deliver to the Seller (i) a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") for the Business as of the Closing Date, and (ii) a computation and determination of the Net Working Capital as of the Closing Date, and (iii) a computation and determination of the Final Purchase Price.

                  (d) If Seller has any objections to the Draft Closing Date Balance Sheet, Seller will deliver a detailed statement describing such objections and the reasons therefor to the Purchaser within thirty (30) days of receipt thereof. Purchaser and Seller will use reasonable efforts to resolve any such objections among themselves. If the parties do not obtain a final resolution of all objections within thirty (30) days after Purchaser has received the statement of objections, Purchaser and Seller will select an independent "Big 5" accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select by lot a nationally-recognized accounting firm which is not then currently and has not provided the principal outside auditing services to any of the parties hereto or any of their Affiliates within the past three (3) years, which shall be jointly instructed by the Purchaser, on the one hand, and the Seller, on the other hand, to determine the Net Working Capital and the Adjusted Purchase Price in accordance with this Agreement. (The accounting firm selected by either mutual agreement or lot is herein referred to as the "Accountant".) The Accountant shall deliver to each of Purchaser and Seller its determinations within thirty (30) days after receiving the joint instructions from Purchaser and Seller, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne equally by Purchaser and Seller. The Purchaser will give the Seller the Draft Closing Date Balance Sheet revised to reflect the Accountant's determinations. The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet, together with any revisions thereto pursuant to this Section 1.06, including the determination of the Accountant. The Final Purchase Price shall mean the Purchase Price, together with all revisions thereto pursuant to this Section 1.06, including subsection 1.06(f) and the determination of the Accountant.

                  (e) For purposes of Seller's review of the Closing Date Balance Sheet and the Purchase Price, Purchaser will make reasonably available to Seller and its accountants and other representatives the work papers and backup materials used in preparing the Draft

         Closing Date Balance Sheet at reasonable times and upon reasonable notice at any time during (i) the preparation by Purchaser of the Draft Closing Date Balance Sheet, (ii) the review by Seller of the Draft Closing Date Balance Sheet, and (iii) the resolution by the parties of any objections thereto.

                  (f) If Net Working Capital as of the Closing Date is less than the Minimum Target Net Working Capital by more than the Estimated Working Capital Deficit Adjustment, the Purchase Money Note shall be reduced by an amount equal to the amount of such deficit over the Estimated Working Capital Deficit Adjustment plus, if any, the Estimated Net Working Capital Surplus Adjustment. If the Net Working Capital as of the Closing Date is less than the Minimum Target Net Working Capital by less than the Estimated Working Capital Deficit Adjustment, the Purchase Money Note shall be increased by the difference between such actual deficit and the Estimated Working Capital Deficit Adjustment. If Net Working Capital as of the Closing Date exceeds the Maximum Target Net Working Capital by more than the Estimated Working Capital Surplus Adjustment, the Purchase Money Note shall be increased by an amount equal to the amount of such excess over the Estimated Working Capital Surplus Adjustment plus, if any, the Estimated Working Capital Deficit Adjustment. If Net Working Capital as of Closing Date exceeds the Maximum Target Net Working Capital by less than the Estimated Working Capital Surplus Adjustment, the Purchase Money Note shall be reduced by an amount equal to the difference between the Estimated Working Capital Surplus Adjustment and such actual excess amount. All adjustments to the Purchase Money Note provided for in this subsection 1.06(f) shall be affected by Purchaser executing and delivering to Seller a new, substitute Purchase Money Note, and Seller accepting the same (and upon acceptance thereof, returning to Purchaser the Purchase Money Note delivered to Seller at Closing) no later than five (5) business days after the earliest to occur of (i) the 30th day after the Draft Closing Date Balance Sheet shall have been given by Purchaser to Seller, if Seller shall not have objected to the Draft Closing Date Balance Sheet within such period;
         (ii) the first business day after which the Purchaser and Seller have resolved any objection raised by Seller; or (iii) the first business day after the date on which the determination of the Accountant referred to in Section 1.06(d) above is given to Purchaser and Seller.

                  (g) Attached hereto as Exhibit F is a pro forma balance sheet of the Company as of January 30, 1999. The aforedescribed pro forma balance sheet has been attached hereto solely to demonstrate the method of preparing the Closing Date Balance Sheet agreed to by Purchaser and Seller.

         1.07 Section 338(h)(10) Election and Allocation.

                  (a) Seller and Purchaser agree to make a joint election under
         Section 338(h)(10) of the Code (and any corresponding election under state and local law) to treat the sale of the Shares as a sale of the assets of the Company to Purchaser (the "Section 338(h)(10) Election"). Seller and Purchaser anticipate that, pursuant to the Section 338(h)(10) Election, the transaction will be treated, for income tax purposes, as though the Company sold all of its assets to Purchaser. Seller agrees to pay all federal and state income taxes on the gains associated with such deemed asset sales.

                  (b) The Final Purchase Price under this Agreement shall be allocated in accordance with Schedule 1.07 hereto. After the Effective Date, the parties shall make consistent use of the allocations specified in Schedule 1.07 for all Tax purposes and any and all filings, declarations, and reports with the IRS in respect thereof, including the reports to be filed under Section 1060 of the Code, if applicable, it being understood that Purchaser shall prepare and deliver IRS Forms 8594 and 8023 to Seller within ninety (90) days after the Effective Date for Seller's review and approval if such forms are required to be filed with the IRS.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser (and with respect to Section 2.25, Purchaser acknowledges and agrees) as follows:

         2.01 Corporate Existence; Organization; Good Standing, and Power and Authority. Seller is a corporation validly existing and in good standing under the laws of the state of Minnesota. The Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted. Except as set forth in Schedule 2.01, the Company is licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the operation of its business or the ownership of its properties requires such license or qualification, except where the failure to be licensed or qualified will not have a Material Adverse Effect on the Business.

         2.02 Due Execution and Authorization of the Transaction. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement.

         2.03 No Conflicts. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of the articles of incorporation or bylaws of Seller;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.03, conflict with or result in a violation or breach of any Law or Order applicable to Seller or the Company other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to have a

         Material Adverse Effect on the Business or (ii) as would occur as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates; or

                  (c) except as disclosed in Schedule 2.03, (i) conflict with or result in a violation, right of termination or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon the assets of the Company under, any Contract or License to which Seller or the Company is a party or by which Seller or the Company are bound and which, individually or in the aggregate with other such Contracts and Licenses, would in the aggregate be reasonably expected to have a Material Adverse Effect on the Business; or (v) result in any Person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby.

         2.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 2.04, no consent, approval or action of, filing or registration with or notice to any Governmental or Regulatory Authority on the part of Seller or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or to have a Material Adverse Effect on the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

         2.05 Financial Statements. Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the following financial statements, which are attached hereto as Schedule 2.05:

                  (a) The unaudited balance sheets of the Business dated as of January 30, 1999; and

                  (b) The unaudited statements of income for the Business for year ended February 28, 1998 and the eleven months ended January 30, 1999.

Except as set forth on Schedule 2.05, all such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods and present fairly the financial condition and results of operations of the Business, as of the respective dates thereof and for the respective periods covered thereby except for the absence of footnotes and normal year-end adjustments which an audit would reveal and which adjustments are not individually or in the aggregate material. Since the Unaudited Financial Statement Date, there has been no significant change in the accounting methods or practices of the Company.

         2.06 Events Subsequent to Unaudited Financial Statement Date. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date or as disclosed in
Schedule 2.06, since the Unaudited Financial Statement Date to the date hereof:

                  (a) There has not been any Material Adverse Change in the Business, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Business but also effect other Persons who participate or engage in lines of business similar to the Business.

                  (b) The Company has not sold, leased, transferred, or assigned any assets used in the Business outside the Ordinary Course of Business for less than fair consideration.

                  (c) No Person has accelerated, terminated, modified, or cancelled any Contract (other than Contracts which are included in Seller Liabilities) to which the Company is a party or by which the Company is bound and relating to the Business (i) pursuant to the terms of which, payment by or to the Company of more than $150,000 would be required, and (ii) outside the Ordinary Course of Business.

                  (d) There has not been any Material Adverse Change in the business relationship of the Company with any major customer or supplier of the Business, nor to Seller's Knowledge, has there been any development with respect to any major customer or major supplier of the Business having a Material Adverse Effect or which could reasonably be expected to have a Material Adverse Effect on the Business.

                  (e) The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) relating to the Business or assets used in the Business in excess of $150,000.

                  (f) There has not been granted any increase in the base compensation of any Employees of the Business outside the Ordinary Course of Business.

                  (g) The Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers or the Employees (or taken any such action with respect to any other Benefit Plan) except in the Ordinary Course of Business.

                  (h) There has not been any other change in employment terms, including compensation and benefits, for any Employees outside the Ordinary Course of Business.

                  (i) The Company has not granted any license or sublicense of any material rights under or with respect to any Intellectual Property (other than Intellectual Property constituting Excluded Assets).

                  (j) The Company has not agreed, consented or committed to any of the foregoing.

         2.07 Taxes. The Company or its Affiliates have duly filed or caused to be filed (or obtained valid, currently effective extensions for filing) all federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other tax returns, reports, estimates and information and other statements or returns (collectively "Tax Returns") which relate to the Business and which are required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct in all respects as filed and reflect in all respects the federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, provider, withholding and other taxes, duties, fees, imposts and governmental charges (and charges in lieu of any thereof), together with interest, any additions to tax and penalties (collectively "Taxes") required to be paid or collected by (or allocable to) the Company. The Company or its Affiliates (i) have paid or caused to be paid all Taxes due and payable as shown on Tax Returns filed by it or on any assessment received by it (except for those Taxes, if any, that are being contested in good faith and for which the Company has established adequate reserves as required by
GAAP) and (ii) have properly and fully recorded as accrued or deferred liabilities on all Taxes resulting from the Business for any period from the date of the last reporting period covered by such Tax Returns. The Company has not received any written notice of any audit, or any dispute or claim being threatened by any relevant taxing authority concerning any Tax Return or liability for Taxes. There are no liens for Taxes upon the Business or any of its assets (other than assets included in Excluded Assets) except liens for current taxes not yet due.

         2.08 Legal Proceedings. Except as disclosed in Schedule 2.08, there are no Actions or Proceedings pending or, to Seller's Knowledge, threatened against or directly affecting the Company or the Business. The Company has not been charged with, nor to Seller's Knowledge, is the Company under investigation with respect to, any charge which has not been resolved concerning any material violation of any Law or Permit. Except as disclosed on Schedule 2.08, no judgment, order, writ, injunction, decree or assessment or other command of any Governmental Authority or arbitrator affecting the Company or the Business or its operations has been entered which is presently in effect, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Business. There is no Action or Proceeding pending or, to Seller's Knowledge, threatened against the Company which challenges the validity of this Agreement or the transactions contemplated hereunder, or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions.

         2.09 Compliance With Laws and Orders. To the Knowledge of Seller, except as disclosed in Schedule 2.09, the Company is not in violation of or in default under any Law or Order applicable to the Business, the effect of which, individually or in the aggregate with other such violations and defaults, would reasonably be expected to have a Material Adverse Effect on the Business.

         2.10 Employee Benefits.

                  (a) Schedule 2.10 attached hereto lists each employee benefit plan within the meaning of section 3(3) of ERISA (excluding, however, any multiemployer plan as defined in Section 3(37) of ERISA) maintained by the Company or its Affiliates on behalf of Employees of the Business or to which the Company or its Affiliate of the Company contributes on behalf of Employees of the Business or is required to contribute on behalf of Employees of the Business or, to the Knowledge of Seller, in which any Employee of the Business participates (a "Benefit Plan"). Prior to execution of this Agreement, Seller delivered to Purchaser true and complete copies of the Benefit Plans. Each Benefit Plan has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no pending or, to the Knowledge of Seller, threatened claims by any employee or beneficiary covered under such Benefit Plan or otherwise involving any such Benefit Plan or any of its fiduciaries (other than for routine claims for benefits).

                  (b) Schedule 2.10 lists, as a separate category, each of the Multiemployer Plans to which the Company contributes or has any obligation to contribute.

                  (c) Each of Seller's Defined Contribution Plans complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (d) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each of Seller's Defined Contribution Plans.

                  (e) All contributions which are due as of the Closing Date have been paid to each such Multiemployer Plan and all of Seller's Defined Contribution Plans and all contributions for any period ending on or before the Closing Date which are not yet due have been paid or accrued to each such Multiemployer Plan and each of the Seller'sDefined Contribution Plans.

                  (f) Each of Seller's Defined Contribution Plans meets the requirements of a tax qualified plan under Code Section 401(a), has received, a favorable determination letter from the Internal Revenue Service that it is a tax qualified plan, and Seller is not aware of any facts or circumstances that could result n the revocation of such determination letter.

                  (g) No Prohibited Transaction has occurred or is continuing with respect to any of Seller's Defined Contribution Plans. Seller's Defined Contribution Plans have not been terminated. None of the Company or any of the Company's ERISA Affiliates has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Multiemployer Plan (or is liable for any complete or partial withdrawal which occurred prior to or as of the Closing). Each of the Company and its ERISA Affiliates has met its minimum funding requirements under ERISA with respect to the Seller's Defined Contribution Plans. No withdrawal liability with respect to any Multiemployer Plan shall occur as a result of the Closing.

                  (h) The Company is not a party to any pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense program or pension, retirement, profit sharing, stock bonus, supplementary retirement or unemployment benefits, disability insurance, dental or other employee benefit plan, program or arrangement or to any executive or key personnel incentive or other compensation arrangement, in each instance relating to the Employees, other than those listed in Schedule 2.10. Except as disclosed in
         Schedule 2.10, there are no written employment contracts entered into with any of the

         Employees. All accruals for unpaid vacation pay, premiums for unemployment insurance, health insurance premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments in each instance relating to the Employees, have been properly reflected in the Books and Records of the Business.

         2.11 Real Property.

                  (a) Schedule 2.11 contains a true and correct list of each parcel of real property leased by or to the Company, as lessor or lessee, and used in the Business ("Leased Business Real Property").

                  (b) Except for the real property disclosed in Schedule 1.02(o), the Company does not own any real property.

                  (c) With respect to the Leased Business Real Property except as set forth on Schedule 2.11, (i) the lease or sublease for such real property is legal, valid, binding, enforceable and in full force and effect in all material respects, (ii) the Company is not in breach or a default under such lease or sublease and, to the Knowledge of Seller, no other party to such lease or sublease is in breach or default, no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification of acceleration thereunder; (iii) Seller has delivered or caused to be delivered to Purchaser correct and complete copies of each lease or sublease for such real property (including all amendments thereto); (iv) each such lease or sublease has not been modified or amended except as disclosed on Schedule 2.11; (v) no rent has been paid more than one month in advance by or on behalf of the tenant under any such lease or sublease; and (vi) the Leased Business Real Property constitutes all material real property leased by the Company with respect to the Business.

                  (d) With respect to the Leased Business Real Property, to the Knowledge of Seller, there are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease.

                  (e) The real property listed on Schedule 2.11 constitutes all real property necessary to operate the Business as currently conducted.

         2.12 Tangible Personal Property. Schedule 2.12 contains a true and correct list of all of the tangible personal property used in the Business and owned by the Company [other than: (i) inventory and supplies [whether finished goods or raw materials]; or (ii) Excluded Assets] having a net book value in excess of $10,000, including all furnishings, office equipment, machinery, tools and other equipment; provided however, that the aggregate net book value of all tangible assets (other than Excluded Assets) not listed on Schedule 2.12 shall not exceed $150,000. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use the assets used in the Business. All such tangible personal property owned by the Company (other than the Excluded Assets) are free and clear of all Liens, other than Permitted Liens and Liens disclosed in Schedule 2.12. All such tangible personal property (other than

Excluded Assets) has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

         2.13 Contracts.

                  (a) Schedule 2.13(a) contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered to or made available to Purchaser prior to the execution of this Agreement) relating to the Business and to which the Company is a party to or by which its assets are bound:

                           (i) all Contracts (excluding Benefit Plans) providing
                 for a commitment of employment with the Business or consultation services to the Business for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract;

                           (ii) all Contracts for Transferred Projects that are
                  in effect on the date hereof (other than Contracts for Transferred Projects listed under the category "Other" on
                  Schedule 1.03) and all bids outstanding on the date hereof which if awarded to the Company would be contracts for Transferred Projects;

                           (iii) all partnership, joint venture, shareholders'
                  or other similar Contracts with any Person;

                           (iv) all Contracts with distributors, dealers,
                  manufacturer's representatives, sales agencies or franchisees relating to the Business and which involve the payment, pursuant to the terms of any such Contract, by or to the Company of more than $150,000;

                           (v) all Contracts relating to the future disposition
                  or acquisition of any assets individually or in the aggregate material to the Business, other than dispositions or acquisitions of inventory in the Ordinary Course of Business;

                           (vi) all Contracts relating to the Business and
                  between or among the Company on the one hand, or any officer, director or Affiliate of the Company, on the other hand;

                           (vii) all collective bargaining or similar labor
                  agreements relating to Employees; and

                           (viii) all other Contracts relating to the Business
                  [other than contracts pertaining to the leasing of equipment in connection with Transferred Projects] that (X) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $150,000 annually and (Y) cannot be terminated within ninety (90) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company.

                  (b) Each Contract required to be disclosed in Schedule 2.13(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, against the Company, as applicable, and each other party thereto; and except as disclosed in Schedule 2.13(b), the Company is not, and to the Knowledge of Seller, no other party to any such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Business.

         2.14 Affiliate Transactions. Except as disclosed in Schedule 2.14, no Affiliate of the Company provides or causes to be provided any assets, services or facilities to the Business which are necessary for the operation of the Business.

         2.15 Brokers. Except as set forth on Schedule 2.15, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser or Seller for a finder's fee, brokerage commission or similar payment.

         2.16 Accounts Receivable. Except as disclosed on Schedule 2.16, the accounts or loans receivable of the Business have arisen in the Ordinary Course of Business and are valid and enforceable claims. Schedule 2.16 sets forth an aging of accounts or loans receivable of the Business as of January 30, 1999 which aging is true and complete in all material respect. Since the Unaudited Financial Statement Date, the Business has not changed its normal credit and collection practices. Except to the extent reserved against the accounts or loans receivable and as set forth on Schedule 2.16, no counterclaims or offsetting claims with respect to the accounts or loans receivable are pending or, to the Knowledge of Seller, threatened.

         2.17 Inventories. Except as described on Schedule 2.17, the inventory of the Company used in the Business is located at one or another of the addresses listed on Schedule 2.17, consists of raw materials and supplies, manufactured and processed parts, work in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow moving, obsolete, damaged or defective, subject only to the reserve for inventory write-down included in the Unaudited Financial Statement Date referred to in Section 2.05(a), as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. The Company is not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the Ordinary Course of Business.

         2.18 Intellectual Property.

                  (a) Schedule 2.18(a) lists or identifies all Intellectual Property (other than immaterial software licenses) and except as described on Schedule 2.18(b) hereto: (i) the

         Company has ownership of or licenses to use, all material Intellectual Property used in the Business as presently conducted; and (ii) there are no actual or, to the Knowledge of Seller, threatened claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the Knowledge of Seller, threatened, which challenge the rights of Seller in respect thereof.

                  (b) Except as set forth on Schedule 2.18(b) hereto, to the Knowledge of Seller, the Company has sufficient title or adequate rights or licenses to use the Intellectual Property material to and used in the Business as presently conducted, free and clear of any attachments, liens, encumbrances (including payment of royalties) or adverse claims and, to the Knowledge of Seller, the present activities of the Business do not infringe any such patent, trade name, trademark or other proprietary rights of others. Except as set forth on Schedule 2.18(b) hereto, (a) none of the Intellectual Property listed on
         Schedule 2.18(a) hereto is subject to any outstanding order, decree, judgment or stipulation or, to the Knowledge of Seller, is being infringed by others, (b) the consummation of the transactions contemplated hereby will not alter or impair any of the Intellectual Property, except where such alteration or impairment will not have a Material Adverse Effect on the Business, (c) no proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or, to the Knowledge of Seller, is threatened to be filed, and (d) the Company has not received notice of any such proceeding.

                  (c) All Contracts under which the Company has been granted rights in any material Intellectual Property relating to the Business are listed on Schedule 2.18(c) hereto. All said Contracts are in full force and effect and, to the Knowledge of Seller, there is no material default by any party thereto.

         2.19 Warranty and Related Matters. To the Knowledge of Seller, there are no material product liability, warranty or other similar claims against the Company relating to the Transferred Projects except as disclosed on Schedule
2.19 hereto.

         2.20 Employees; Labor Matters. Schedule 2.20 sets forth a complete and accurate list of all Employees (other than Joseph Deckman, Leslie Wiebye, Shelbie O'Brien, Bernard Francois, John Conboye, Peter Schuyten, Bonita Ouradnik, Kathleen Rosten, Bradley Sweet, Michael Murray, who are currently, or on the Effective Date will become, employees of the Seller) showing for each: name, date of hire, current job title or description, current salary level and any bonus, commission or other remuneration paid during the most recently completed fiscal year. The Company is not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for the Business to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.20 hereto, there is no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment of Employees, and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other acts or events) result in any payment, benefit or other right becoming due to any current or former Employee, nor accelerate the timing or vesting of any such payment, benefit or right, nor otherwise increase the amount of compensation due to any such person. The Company is in material compliance with all applicable laws and regulations respecting labor, employment, labor and union relations, fair employment practices, safety and health, terms and conditions of employment, and wages and hours, in each instance relating to the Employees, except to the extent that any such non-compliance would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth on Schedule 2.20, no charges of employment discrimination or unfair labor practices relating to any of the Employees have been brought against the Company, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations of the Business existing, pending, or, to the Knowledge of Seller, threatened against or involving the Business. Except as set forth on Schedule 2.20 attached hereto, the Company has not received notice of any impending, strikes, slowdowns, concerted interference with normal operations of the Business or union organization activities relating to the Employees. Except as set forth on Schedule 2.20 hereto, there are no grievances, complaints or charges that have been filed and are currently pending against the Company with respect to current or former employees of the Business under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). Except as set forth on Schedule 2.20 hereto, no collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Company with respect to the Employees.

         2.21 Registrations and Permits. Set forth on Schedule 2.21 is a complete and correct list of all franchises, licenses, Permits, certificates, authorizations, rights and other approvals of governmental entities ("Permits") necessary for the conduct of the Business except for Permits as to which the failure to obtain would not have a Material Adverse Effect on the Business. Except as set forth on Schedule 2.21, the Company or its Affiliates has made all required registrations and filings with and submissions to all applicable governmental entities relating to the Business as currently conducted, except where the failure to make such registrations or filings or submissions would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Business. Except as set forth on Schedule 2.21, all such registrations, filings and submissions were in material compliance with all legal requirements and other requirements when filed, no material deficiencies have been asserted by any governmental entities with respect to such registrations, filings or submissions. Except as set forth on Schedule 2.21, the Company or its Affiliates possess and are operating in compliance in all material respects with Permits necessary for the conduct of the Business, except where the failure to so possess or operate would not have a Material Adverse Effect on the Business. All Permits relating to the Business have been lawfully and validly issued, and no proceeding is pending or, to the Knowledge of Seller, threatened looking toward the revocation, suspension or limitation of any of the Permits.

         2.22 Environmental, Health and Safety Matters.

                  (a) Except as set forth on Schedule 2.22, the Company is in compliance with all Environmental, Health and Safety Requirements, except for such non-compliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

                  (b) The Company has not received any written notice or report regarding the Business of any actual or alleged violation of Environmental, Health and Safety Requirements or any liabilities or potential liabilities including any investigatory, remedial or corrective obligations relating to the Business or its facilities, the subject of which would reasonably be expected to have a Material Adverse Effect on the Business.

                  (c) The Company has not, and to the Knowledge of Seller, no predecessor in interest or an adjacent land owner, has buried, dumped, spilled, released, stored, installed, manufactured, disposed of, or used any Hazardous Material on or at any Hazardous Waste Site in violation of any Environmental Health and Safety Requirements except where any such violation would not have a Material Adverse Effect on the Business.

         2.23 Leased Equipment. Set forth on Schedule 2.23 is a complete and correct description of all furniture, machinery, equipment, fixtures, trade fixtures, leasehold improvements, shelving, dispensing equipment, tools, spare parts, piping, motors, electronic equipment and signs leased or subleased by the Company or an Affiliate of the Company and used in the Business where the remaining rental payments under the equipment leases pertaining thereto exceeds $50,000 and the remaining lease term thereunder exceeds six (6) months (the "Leased Equipment"). Schedule 2.23 further sets forth a complete and correct listing of all leases under which the Company or an Affiliate of the Company leases Leased Equipment for use in the Business and where the remaining rental payments thereunder after the date hereof exceed $50,000 and the remaining term exceeds six (6) months (the "Equipment Leases").

                  (a) The Equipment Leases have not been modified or amended except as disclosed on Schedule 2.23 and each such Equipment Lease is valid and enforceable against the Company in accordance with its term and is in full force and effect and, to Seller's Knowledge, each of the Equipment Leases constitutes a legal, valid and binding obligation of the other parties thereto enforceable against them in accordance with its terms.

                  (b) The Company has delivered or caused to be delivered or made available to Purchaser correct and complete copies of each Equipment Lease (including all amendments thereto).

                  (c) Except as set forth on Schedule 2.23, the Company is not in default under any of the Equipment Leases, and, to the Knowledge of Seller, except as set forth on Schedule 2.23, the other parties to the Equipment Leases are not in default thereunder.

                  (d) There are no setoffs, counterclaims or disputes existing or asserted with respect to any Equipment Lease except as set forth on
         Schedule 2.23.

                  (e) The Company has not made any agreement with any lessor or sublessor under any Equipment Lease for any deduction from or increase to the rents or other amounts payable thereunder except as set forth on
         Schedule 2.23.

                  (f) Except as set forth on Schedule 2.23, none of the lessors or sublessors under any of the Equipment Leases are Affiliates of the Company.

                  (g) Except as set forth on Schedule 2.23, no rent has been paid by or on behalf of the Company under any Equipment Lease more than thirty (30) days in advance.

                  (h) The Leased Equipment is not operating in material violation of any applicable Equipment Lease or leased or on loan by the Company to any third party except as set forth on Schedule 2.23.

         2.24 Shares. Seller possesses good and marketable title to the Shares. The issued and outstanding Shares of the Company are set forth on Schedule 2.24. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights and constitute 100% of the issued and outstanding shares of stock in the Company. There are no existing liens or encumbrances, or options on the Shares. There are no: (i) outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any Shares of the Company; (ii) subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any Shares or any securities convertible into or evidencing the right to purchase or subscribe for any Shares; or (iii) agreements or understandings with respect to the voting, sale (including an option or similar arrangement) or transfer of any Shares

         2.25 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article II, Seller makes no representation or warranty, express or implied, at law or in equity, in respect to either Seller, the Company, the Business or any of the assets, Liabilities or operations of either Seller, the Company or the Business, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such representations and warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Article II, Purchaser is purchasing the Shares on a AS IS and WHERE IS basis. Without limiting the generality of the foregoing, Purchaser acknowledges that it has not relied upon any representation, estimate, projection or statement made by or on behalf of Seller as to the future profitability of either the Company , the Business, or the Transferred Projects and Purchaser shall make no claim (whether for indemnification or otherwise) against Seller or any of its Affiliates as to any projection, representation, estimate or statement made by or on behalf of Seller as to the future profitability of either the Company, the Business or the Transferred Projects and Seller specifically disclaims any representations or warranties as to any such representation, estimate, projection or statement. Purchaser further acknowledges and agrees that, notwithstanding anything to the contrary contained herein (and notwithstanding anything contained in any agreement, document or instrument delivered pursuant hereto), all representations and warranties of Seller set forth in this Agreement are made as of the date of execution hereof, the Closing Date, and not stated or made as to any period of time subsequent thereto (including but not limited to the period of time from the Closing Date to the Effective Date) and Seller is under no obligation, and does not intend to, restate such representations or warranties at any or as to any point of time subsequent to the Closing Date nor is Seller under any obligation (and does not intend) to provide any further information as disclosures (whether by way of amendment or supplement to the Disclosure Schedules or otherwise) with respect to the representations and warranties or with respect to the Business or the Company or any other matter.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         3.01 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the board of directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the articles of incorporation or by-laws of Purchaser;

                  (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.03 hereto, conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement); or

                  (c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound and which, individually or in the aggregate with other such Contracts and Licenses, would in the aggregate be reasonably expected to have a Material Adverse Effect on the Business.

         3.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the performance by Purchaser of its obligations under this Agreement.

         3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to Purchaser's Knowledge, threatened against or directly affecting Purchaser or the Business. Purchaser has not been charged with, nor to Purchaser's Knowledge, is under investigation with respect to, any charge which has not been resolved concerning any material violation of any Law or Permit. No judgment, order, writ, injunction, decree or assessment or other command of any Governmental Authority or arbitrator affecting Purchaser or the Business or its properties or operations has been entered which is presently in effect. There is no Action or Proceeding pending or, to Purchaser's Knowledge, threatened against Purchaser which challenges the validity of this Agreement or the transactions contemplated hereunder, or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions.

         3.06 Brokers. Except as set forth on Schedule 3.06, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Purchaser or Seller for a finder's fee, brokerage commission or similar payment.

         3.07 Financing and Bonding Commitment. [Intentionally omitted].

         3.08 Disclaimer of Other Representations and Warranties. Seller acknowledges and agrees that, notwithstanding anything to the contrary contained herein (and notwithstanding anything contained in any agreement, document or instrument delivered pursuant hereto), all representations and warranties of Purchaser set forth in this Agreement are made as of the date of execution hereof, the Closing Date, and not stated or made as to any period of time subsequent thereto (including but not limited to the period of time from the Closing Date to the Effective Date) and Purchaser is under no obligation, and does not intend to, restate such representations or warranties at any or as to any point of time subsequent to the Closing Date nor is Purchaser under any obligation (and does not intend) to provide any further information as disclosures (whether by way of amendment or supplement to the Disclosure Schedules or otherwise) with respect to the representations and warranties or with respect to the Business or the Company or any other matter.


                                   ARTICLE IV
                               COVENANTS OF SELLER

         Seller covenants and agrees with Purchaser that, at all times from and after the Closing Date until the Effective Date, Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent or waive in writing.

         4.01 Investigation by Purchaser. Seller will (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants, lenders, and other representatives (together, "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Business and to the

Books and Records related thereto, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or the Business, and (b) furnish Purchaser with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Business as Purchaser reasonably may request in connection with the transactions contemplated by this Agreement, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Seller or the Company or the Business or by which any of their respective assets and properties are bound.

         4.02 Conduct of Business.

                  (a) Seller will cause the Company to continue to operate and conduct the Business in substantially the same manner as the same is currently being operated and conducted on the date hereof. Except in the Ordinary Course of Business, the Company will not (and will not agree to), directly or indirectly, by operation of law or otherwise, sell, exchange, hypothecate, pledge, encumber, lease or otherwise dispose of any material assets of the Company without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion. The Company will, with respect to the Business: (i) adequately maintain their respective assets (including the expenditure of adequate amounts for maintenance) consistent with Seller's pattern and practice of maintenance of such assets and maintain such assets in as favorable a condition as the same are in on the date hereof, except for normal wear and tear; (ii) maintain insurance covering their respective properties and assets comparable to that in effect on the date hereof; (iii) reapply for necessary Permits in the Ordinary Course of Business; (iv) replace in accordance with past practice inoperable, worn-out, obsolete or destroyed assets; (v) make timely payments on accounts payable and other Liabilities, or contest such obligations in good faith; (vi) make no change to the method by which its books, records and accounts are maintained from the usual and regular method consistent with prior years; (vii) deliver or cause to be delivered to Purchaser, promptly after receipt of the same, copies of all notices of violation of any Law or Order issued by any Governmental Authority with respect to the Business and received by Seller or by any Affiliate of Seller after the date of this Agreement. The Company may not, without the prior written consent of Purchaser (which consent may be given or withheld in Purchaser's sole discretion), directly or indirectly, by operation of law or otherwise, (i) merge or consolidate with any other Person; (ii) engage in any discussions, or solicit or encourage any discussions, regarding the sale, purchase or lease of the Business or material assets used therein (other than sales, purchases and leases of assets in the Ordinary Course of Business); or (iii) agree to do any of the foregoing.

                  (b) Notwithstanding anything contained herein to the contrary, the Company shall neither bid upon or sign any new contracts having a value of $10,000,000 or more without the prior written approval of Purchaser, which approval shall not be unreasonably withheld.

         4.03 Fulfillment of Conditions. [Intentionally omitted].

         4.04 Notice of Developments. [Intentionally omitted].

         4.05 Exclusivity. Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the shares or substantially all of the assets (including any acquisition structured as a merger, consolidation, or share exchange) of the Company and neither Seller, its officers or any other representatives of Seller shall participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

         4.06 New Transferred Projects and Bids. After the date hereof until the Effective Date, Seller will promptly notify Purchaser of (a) any bid made by the Company that would be a Transferred Project if such bid was accepted and (b) the acceptance or award of any bid made by the Company which shall become a Transferred Project.

         4.07 Noncompetition Agreement. [Intentionally omitted].

         4.08 Casualty or Condemnation. If, after the Closing Date but prior to the Effective Date, any assets of the Company is damaged, destroyed or lost by fire or other casualty (a "Casualty") Seller will immediately notify Purchaser of such event. The consummation of transactions hereunder shall, notwithstanding said Casualty, still be effective on the Effective Date but Purchaser shall receive all insurance proceeds or awards (collectively the "Proceeds") payable as the result of such Casualty, if any (including any such Proceeds paid to or for the account of Seller or any Affiliate of Seller prior to the Effective Date, whether or not such Proceeds then constitute assets of the Company). Seller agrees to execute such assignment documents as Purchaser may reasonably require to effect the assignment to Purchaser of the Proceeds required by this Section.

         4.09 Coverage Under Various Plans.

         (a) Benefit Plans. Effective as of 12:01 AM CST on the Effective Date, Employees of the Business shall cease to participate in, accrue benefits under or be entitled to benefits from every Benefit Plan. With respect to each Benefit Plan that is an employee welfare benefit plan, all claims incurred by each Employee of the Business as of that time shall be paid by those Benefit Plans. For this purpose, a medical claim shall be deemed to have been incurred if the covered goods or services have been provided as of the relevant time. With respect to each Benefit Plan that is one of Seller's Defined Contribution Plans, each Employee of the Business (who continues his or her employment with the Company on or after Effective Date) shall be fully (100%) vested without regard to his or her age or length of service.

         (b) Transfer of Certain Accounts from Seller's Defined Contribution Plans. As soon as may be practicable after the Effective Date, Seller and Purchaser shall take such actions as may be reasonably required to transfer the total accounts of all Employees of the Business who are participants in the Seller's Defined Contribution Plans from those plans to the Purchaser's Defined Contribution Plans. Except as may be required in the normal course of plan operations, distributions shall not be made from the Seller's plans on account of the transaction contemplated by this Agreement. In connection with this transaction, the Purchaser and the

Seller have executed and delivered the two (2) Transfer Agreements attached hereto as Exhibits J and K. Further, Seller and Purchaser shall undertake to adopt all amendments of the Seller's Defined Contribution Plans and the Purchaser's Defined Contribution Plans, respectively, give such notifications and make all filings as may be reasonably required to complete these transfers of assets and liabilities without exposing any such plan to any material risk of plan disqualification. Seller will provide Purchaser with a copy of the most recent determination letters with respect to each of the Seller's Defined Contribution Plans. Purchaser will provide Seller with a copy of the most recent determination letters with respect to each of the Purchaser's Defined Contribution Plans.

         4.10 Certain Pre-Closing Transactions. [Intentionally omitted].

         4.11 Administrative Services Agreement. [Intentionally omitted].

         4.12 Hart-Scott-Rodino Act. As soon as practicable after the date of this Agreement, Seller and Purchaser agree to make any filings required under the Hart-Scott-Rodino Act. Seller will furnish to Purchaser such necessary information and reasonable assistance as Purchaser may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act.

         4.13 Funding of Business from Date of Closing to Effective Date. Seller agrees that from the Date of Closing to the Effective Date, to the extent the Ordinary Course of Business of the Company requires working capital in excess of working capital generated by the Ordinary Course of Business of the Company, Seller shall loan such excess requirements to the Company. Purchaser shall, or cause the Company to, immediately reimburse Seller for such loans within three
(3) Business Days after the Effective Date by wire transfer of immediately available funds to Seller or at its direction.


                                    ARTICLE V
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent or waive in writing.

         5.01 Notice of Developments. [Intentionally omitted].

         5.02 Fulfillment of Conditions. [Intentionally omitted].

         5.03 Sales Taxes. Purchaser shall pay any sales, use or transfer taxes imposed upon Purchaser arising in connection with the transactions contemplated hereby.

         5.04 Payment and Performance Bonds. [Intentionally omitted].

         5.05 Offer of Employment to Business Employees. Seller intends, as of the Effective Date, to offer to employ (on substantially similar terms as such Employees are currently employed by the Company) all of the employees of the Business listed on Schedule 5.05 hereto for a limited period of time to complete certain projects which do not constitute Transferred Projects (the "Retained Employees"). Purchaser hereby consents to such offer of employment and employment by Seller. During their employment by Seller, Seller shall satisfy all liability under any employment contracts with such Retained Employees. Upon completion of the projects for which Seller has employed the Retained Employees, Seller shall promptly notify Purchaser thereof and Purchaser shall promptly offer employment to the Retained Employees, on substantially similar terms as such employees are currently employed by the Company or its Affiliates.

         5.06 Employees Generally. Purchaser shall not terminate an Employee (except for cause) for a period of sixty (60) days after the Effective Date. Notwithstanding anything contained herein to the contrary, Purchaser shall be under no obligation to continue employment to any Person who is not residing in the United States and is not a citizen of the United States.

         5.07 Employee Benefits. Purchaser shall provide the Employees with the same employee benefits as provided to its other employees which shall be reasonably comparable to the employee benefits provided under the Benefit Plans. Purchaser will insure that such benefits provided to the Employees treat employment with the Company or its Affiliates prior to the Effective Date the same as employment from and after the Effective Date for purposes of eligibility, vesting and benefit accrual under such benefit plans.

         5.08 Warranty and Other Work. For a period of 5 years after the Closing Date and upon the request of Seller, Purchaser agrees to perform warranty work or repairs on any project of the Company that is not a Transferred Project and on those Transferred Projects listed on Schedule 1.03. Purchaser will promptly and diligently perform any such warranty work or repairs requested by Seller. Purchaser will charge Seller and Seller will pay Purchaser for any such warranty work or repairs performed by Purchaser the actual cost (under Purchaser's customary costing formula) incurred by Purchaser to perform such work or repairs plus 5% thereof.

         5.09 Accounting and Payroll/Norment/Norshield Administrative Services Agreement Purchaser agrees to fully perform and discharge all obligations and covenants of the Company or Seller or its Affiliates under that certain Administrative Services Agreement, dated November 28, 1998, by and between the Company and Norment Industries, Inc. and Norshield Corp., a copy of which is attached hereto as Schedule 5.09.

         5.10 Multi-Employer Plan. At the Effective Date, the Company is legally obligated to make contributions to several defined benefit pension plans that are multiemployer plans within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"). It is the intent of the parties that the Company's obligation to make contributions (including employer withdrawal liability contributions) shall not be affected by this Agreement.

         5.11 Administrative Services Agreement. [Intentionally omitted].

         5.12 Vehicle Leasing Program. Purchaser agrees to, or cause the Company to, fully perform and discharge all obligations and covenants of the Seller under that certain Motor Vehicle Lease Agreement dated April 10, 1980, as amended, by and between Seller and Automotive Rentals, Inc. ("ARI"), a copy of which is attached to Schedule 2.13(a)(viii) to this Agreement. In addition, as soon as is reasonably practicable, but in no event later than 45 days after the Effective Date, Purchaser will cause the Company to enter into a new lease agreement with ARI for the leased vehicles covered under said vehicle lease agreement.

         5.13 Separation of PENTA Agreement. At the Effective Date, Purchaser agrees to, or cause the Company to and Seller agrees to, or cause Harmon, Inc. and Norment Industries, Inc. to, equitably apportion their rights and obligations under that certain PENTA Applications Software License Agreement dated June 30, 1998, as amended (the "PENTA Agreement"), by and among the Company, Harmon, Inc., Norment Industries, Inc. and Penta Technologies, Inc. After the Effective Date, such parties will diligently negotiate individual agreements with PENTA that accurately reflects the division of rights and obligations under the PENTA Agreement.

         5.14 Hart-Scott-Rodino Act. As soon as practicable after the date of this Agreement, Seller and Purchaser agree to make any filings required under the Hart-Scott-Rodino Act. Purchaser will furnish to Seller such necessary information and reasonable assistance as Seller may reasonably request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the Hart-Scott-Rodino Act.

         5.15 Customs Bond. After the Effective Date, Purchaser will obtain the release and surrender to Seller of that certain Customs Bond No. 50-13808-99-5 executed on March 30, 1999 (the "Customs Bond").

         5.16 Replacement of Letters of Credit. Within five (5) Business Days after the Effective Date, Purchaser will obtain the release and surrender to Seller of the $300,000 Materials Storage Standby Letter of Credit dated December 8, 1998, issued to the account of the Company for the benefit of Ryan Companies US, Inc. (the "$300,000 LOC") and the $500,000 Materials Storage Standby Letter of Credit dated January 12, 1999, issued to the account of the Company for the benefit of Ryan Companies US, Inc. (the "$500,000 LOC" together with the $300,000 LOC, collectively referred to herein as the "Letters of Credit"), or make such other arrangements as are satisfactory to Seller, in its sole discretion.

         5.17 Payment of Loans. Notwithstanding anything contained herein to the contrary (or anything to the contrary contained in any agreement, document or instrument delivered pursuant hereto), within three (3) Business Days of the Effective Date, Purchaser shall pay to Seller or cause the Company to pay to Seller, in immediately available funds by wire transfer to Seller or at its direction, all loans made by Seller to the Company pursuant to Section 4.13 hereof.

                                   ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser hereunder are subject to the fulfillment, at or before the effectiveness of the Closing on the Effective Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

         6.01 Representations and Warranties. [Intentionally omitted].

         6.02 Performance. [Intentionally omitted].

         6.03 Orders and Laws. There shall not be in effect on the Effective Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement nor shall there be any Action or Proceeding pending or threatened by or before any arbitrator of Governmental Authority to enjoin, restrain or prohibit, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

         6.04 Regulatory Consents and Approvals. Expiration of the waiting period under the Hart-Scott-Rodino Act or grant of early termination thereof.

         6.05 Opinions of Counsel. [Intentionally omitted].

         6.06 Officer's Certificate. [Intentionally omitted].

         6.07 Noncompetition Agreement; License Agreement and Escrow Agreement. [Intentionally omitted].

         6.08 No Material Adverse Change. [Intentionally omitted].

         6.09 Closing Documents. [Intentionally omitted].

         6.10 Director Resignations. [Intentionally omitted].

         6.11 Intercompany Debt. [Intentionally omitted].

         6.12 Administrative Services Agreement. [Intentionally omitted].


                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller hereunder are subject to the fulfillment, at or before the effectiveness of the Closing on the Effective Date, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

         7.01 Representations and Warranties. [Intentionally omitted].

         7.02 Performance. [Intentionally omitted].

         7.03 Officer's Certificates. [Intentionally omitted].

         7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         7.05 Regulatory Consents and Approvals. Expiration of the waiting period under the Hart-Scott-Rodino Act or grant of early termination thereof.

         7.06 Opinion of Counsel. [Intentionally omitted].

         7.07 Noncompetition Agreement; License Agreement and Escrow Agreement. [Intentionally omitted].

         7.08 Payment of Purchase Price. [Intentionally omitted].

         7.09 Bonding Condition. [Intentionally omitted].

         7.10 Closing Documents. [Intentionally omitted].

         7.11 Mutual Release. [Intentionally omitted].

         7.12 Administrative Services Agreement. [Intentionally omitted].

                                  ARTICLE VIII
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                    COVENANTS AND AGREEMENTS, INDEMNIFICATION

         8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing (unless the party asserting a breach thereof or misrepresentation thereunder knew of the misrepresentation or breach at the time of Closing) and remain in full force and effect until the second anniversary of the Closing, and no suit or claim for indemnification hereunder with respect to a breach of such representations or warranties or for any other matter entitled to indemnification hereunder shall be brought thereafter provided, however, that (i) the representations and warranties of Seller contained in Sections, 2.01, 2.02, 2.15 and 2.24 and the representations and warranties of Purchaser in Sections 3.01, 3.02 and 3.06 shall survive the Closing and remain in full force and effect without time limit and (ii) the representations and warranties of the Seller contained in Sections 2.07, 2.08,
2.10 and 2.22 shall survive the Closing until the expiration of any applicable statutes of limitations (as the same may be extended from time to time) and indemnification with respect to the representations and warranties set forth in clauses (i) and (ii) hereof may be brought hereunder within the time limits, if any, specified in such clauses. The covenants and agreements of the parties contained in this Agreement shall survive the Closing unless and until they are otherwise terminated pursuant to their terms or as a matter of applicable laws.

         8.02 Indemnification by Seller.

                  (a) Subject to the effectiveness of the Closing upon the Effective Date and the limitations of Section 8.02(b) and the adjustments provided for in Section 8.02(c), Seller will hold harmless the Purchaser, its successors, and assigns and their respective officers, directors, employees, agents, shareholders and Affiliates (collectively, the "Purchaser Indemnified Parties") against any loss, liability, deficiency, damage, expense or costs (including reasonable legal fees and expenses) (collectively, "Losses"), which Purchaser Indemnified Parties may suffer, sustain, or become subject to, (i) prior to any applicable termination date, as a result of any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or documents delivered or to be delivered by or on behalf of Seller pursuant to the terms of this Agreement (the "Related Documents"), (ii) any Claims or threatened Claims arising out of the actions or inactions of the Company with respect to the Business prior to the Date of Closing, excluding however, any Claims arising or resulting from or related to the Transferred Projects (other than warranty claims with respect to the Transferred Projects identified in
         Schedule 1.03) regardless of whether such Claims result from actions or inactions of Seller or the Company taken or failed to be taken prior to Closing or from actions or inactions of Purchaser or Seller (other than actions of Seller in violations of Article IV hereof) taken or failed to be taken after the Date of Closing, or (iii) as the result of any breach of, or failure to perform any agreement of the Seller contained in this Agreement (the Losses described in clauses (i) through (ii) hereof are collectively referred to herein as "Purchaser Losses").

                  (b) Seller shall be liable to the Purchaser Indemnified Parties for any Purchaser Losses only if the aggregate amount of all Purchaser Losses exceeds $200,000 (the "Deductible"), in which case Seller shall only be obligated to indemnify Purchaser for Purchaser Losses in excess of the Deductible and, then, only to the extent indemnification payable by Seller under this Section 8.02 does not in the aggregate exceed $4,000,000.

                  (c) Notwithstanding anything contained herein to the contrary, the amount for which a Purchaser Indemnified Party is entitled to indemnification hereunder for Purchaser's Losses shall be reduced by the amount of any and all actual tax benefits, amounts recovered under insurance policies, insurance loss funds or insurance deposits (net of deductibles and incidental expenses) and further reduced by recovery of any setoffs or counterclaims realized by the Purchaser Indemnified Party that are measurable in dollars with reasonable certainty (net of cost and expenses of recovering such amounts).

                  (d) For the purposes of determining Purchaser Losses, the Seller's representations and warranties in Article II hereof, shall be deemed to be made without reference to any materiality qualifications, including, without limitation Material Adverse Effect qualifications.

                  (e) Seller hereby agrees to indemnify Purchaser from the Seller Liabilities set forth in Section 1.03 hereof without regard to the limitations set forth in subsection 8.02(b) or to the time limits specified in Section 8.01 hereof.

         8.03 Indemnification by Purchaser. Purchaser agrees to indemnify in full Seller and hold it and its officers, directors, employees, agents, shareholders and Affiliates (collectively the "Seller Indemnified Parties") harmless against any Losses which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Purchaser contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents, (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Purchaser or Seller (other than actions of Seller in violation of Article IV hereof) with respect to the Business after the Date of Closing or (iv) any Claims arising or resulting from or related to the Transferred Projects (other than warranty claims with respect to the Transferred Projects identified on Schedule 1.03 and personal injury or casualty property damage occurring prior to the Closing) regardless of whether such Claims arise or result from action or inaction of either Seller taken or failed to be taken prior to Closing or from actions or inactions of Purchaser taken or failed to be taken after Closing.

         8.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable; the Notifying Party shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder; and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable) to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially and adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                  (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the chief executive officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Chicago, Illinois or some other site mutually agreed to by the Parties by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                  (c) After the Date of Closing, the rights set forth in this
         Article VIII shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon actual and knowing fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                  (d) Any indemnification payable under Section 8.02 shall be, to the extent permitted by law, an adjustment to Purchase Price.

                  (e) If at any time Purchaser is entitled to indemnification from Seller hereunder and amounts remain outstanding under the Purchase Money Note, any indemnification payable by Seller shall be effected by setoff against amounts owed by Purchaser to Seller under the Purchase Money Note with such setoff being credited against installments due thereunder in inverse order of maturity.


                                   ARTICLE IX
                                   TERMINATION

         9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Effective Date, by mutual written agreement of Seller and Purchaser;

                  (b) at any time before the Effective Date, by Seller or Purchaser, in the event that any Order or Law becomes final which effectively restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party; or

                  (c) at any time after May 27, 1999 by Seller or Purchaser upon notification to the non-terminating party by the terminating party if the Effective Date shall not have occurred on or before such date.

         9.02 Effect of Termination. Upon termination pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (i) the provisions with respect to expenses in
Section 11.03 and confidentiality in Section 11.05 will continue to apply following any such termination and (ii) no such termination shall relieve a defaulting party of its liabilities for damages resulting from such party's default.

         9.03 Escrow Deposit. [Intentionally deleted].


                                    ARTICLE X
                                   DEFINITIONS

         10.01 Definitions.

                  (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "Actions or Proceedings" means any action, suit, proceeding, hearing, arbitration or Governmental or Regulatory Authority investigation.

                  "Adjusted Purchase Price" has the meaning ascribed to it in
         Section 1.06(b).

                  "Administrative Services Agreement" has the meaning ascribed to it in Section 4.11.

                  "Affiliate" means (i) any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified; (ii) any Person who is a director or officer of any Person in clause (i) above or of the party for whom an affiliate is being determined. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than 50% of the voting securities of a second Person shall be deemed to control that second Person.

                  "Affiliate Guarantees" has the meaning ascribed to it in
         Section 1.05.

                  "Affiliate Security Agreements" has the meaning ascribed to it in Section 1.05.

                  "Agreement" means this Stock Purchase Agreement, the exhibits and the schedules hereto and the certificates delivered in accordance with the terms hereof, as the same shall be amended from time to time.

                  "Benefit Plan" has the meaning ascribed to it in Section 2.10(a).

                  "Bonding Condition" means the replacement of all payment and performance bonds as set forth on Schedule 5.05.

                  "Books and Records" means all files, documents, instruments, papers, books and records, including without limitation financial statements, budgets, pricing guidelines, ledgers, journals, deeds, title policies, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, invoices, correspondence, memoranda, change orders, maintenance records, advertising and promotional material and other printed or written or electronic materials and environmental studies and plans.

                  "Business" has the meaning ascribed to it in the forepart of this Agreement.

                  "Business Day" means a day other than Saturday, Sunday or any day on which commercial banks are authorized or required to close under the laws of the United States or the State of Minnesota.

                  "Business or Condition of" means the business, financial condition or results of operations of the referenced company.

                  "Cash" means cash and cash equivalents, including marketable securities and short term investments, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

                  "Cash Portion of the Purchase Price" means $2,000,000.

                  "Claim" has the meaning ascribed to it in Section 8.04.

                  "Closing" means the closing of the transactions contemplated by Section 1.05.

                  "Closing Date" or "Date of Closing" means April 9, 1999, the date of execution hereof.

                  "Closing Date Balance Sheet" has the meaning ascribed to it in
         Section 1.06(d).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Contract" means any agreement, lease, sublease, evidence of Indebtedness, mortgage, indenture, security agreement or other similar arrangements of the Company other than any of the foregoing constituting or under which material rights arise with respect to Excluded Assets or Seller Liabilities.

                  "Customs Bond" has the meaning ascribed to it in Section 5.16.

                  "Deductible" has the meaning ascribed to it in Section
         8.02(b).

                  "Draft Closing Date Balance Sheet" has the meaning ascribed to it in Section 1.06(c)

                  "Effective Date" means the earliest of the date upon which (i) the waiting period under the Hart-Scott-Rodino Act has expired or (ii) early termination has been granted.

                  "Employee" means any Person employed by the Company on the Closing Date including those persons who are on sick leave, military leave or other duly authorized leave of absence.

                  "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

                  "Equipment Leases" has the meaning ascribed to it in Section 2.23.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" means as to any Person, any trade or business (irrespective of whether incorporated) which is a member of a group of which such Person is a member and thereafter treated as a single employer under ss.414(b), (c), (m) or (o) of the Code or applicable Treasury Regulations.

                  "Escrow Agreement" has the meaning ascribed to it in Section 1.04.

                  "Estimated Net Working Capital" has the meaning ascribed to it in Section 1.06(a).

                  "Estimated Working Capital Deficit Adjustment" has the meaning ascribed to it in Section 1.06(b).

                  "Estimated Working Capital Surplus Adjustment" has the meaning ascribed to it in Section 1.06(b).

                  "Excluded Assets" has the meaning ascribed to it in Section 1.02.

                  "Final Purchase Price" has the meaning ascribed to it in
         Section 1.06(d).

                  "Financial Statements" means the financial statements of the Business delivered to Purchaser pursuant to Section 2.05.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period as applied, in the United States.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, Canada or any state, county, city or other political subdivision.

                  "Hazardous Material" means any substance which is defined as a "Hazardous Waste" or "Hazardous Substance" under any Environmental Health or Safety Requirement.

                  "Hazardous Waste Site" means any site or location wherever located (including any well, pit, pond, lagoon, tailings pile, spoil pile, impoundment, ditch, trench, drain, landfill, warehouse or waste storage container) where Hazardous Material has been deposited, stored, treated, reclaimed, disposed of, placed or otherwise came to be located.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) all obligations of liabilities of others secured by a lien on any asset owned by such person, whether or not such obligation is expressly assumed by such person, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

                  "IRS" means the United States Internal Revenue Service.

                  "Intellectual Property" means any and all of the following owned by the Company or its Affiliates and used in the Business but excluding any of the following which are used primarily in businesses other than the Business: (i) trademarks; (ii) tradenames; (iii) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; (iv) patents, patent applications, patent disclosures and inventions upon which patent applications have not yet been filed, together with all reissuances, continuations, continuations-in-part, revisions, extension and reexaminations thereof and the right to file therefor; (v) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (vi) mask works and all applications, registrations and renewals in connection therewith; (vii) computer software, including source and object codes, management information systems, computer printouts, data bases and related documentation;
         (viii) trade secrets and confidential business information, including ideas, research and development, know-how formulas (secret or otherwise), compositions of matter, manufacturing and product processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, discoveries, test procedures and specifications, shop rights and other similar intangible property; (ix) other proprietary rights; (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium; (xi) goodwill associated with any of the foregoing; (xii) licenses and sublicenses granted or obtained with respect to any of the foregoing; (xiii) rights under any of the foregoing; and (xiv) rights to protection or extension of interest in any of the foregoing under all application laws.

                  "Knowledge of Seller" means the actual knowledge of Joe T. Deckman, E.J. Kelley, Les Weibye, Shelbie O'Brien, Peter Koukos, Michael Bevilacqua, Tim Allen, Kevin LaMay, and Bruce Bornhurst, and the actual knowledge of any other officer of Seller without imputation of notice or knowledge of any other source or Person.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, Canada, any other foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Leased Equipment" has the meaning ascribed to it in Section 2.23.

                  "Letters of Credit" has the meaning ascribed to it in Section 7.13.

                  "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, variances and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance.

                  "Losses" has the meaning ascribed to it in Section 8.02(a).

                  "Material Adverse Effect" means, with respect to an entity, business, or assets, any condition, event, change or occurrence that would reasonably be expected to have, a material adverse effect on the assets, business, operations, results of operations, value or financial condition of such business, entity or assets.

                  "Maximum Target Net Working Capital" has the meaning ascribed to it in Section 1.06(b).

                  "Minimum Target Net Working Capital" has the meaning ascribed to it in Section 1.06(b).

                  "Multiemployer Plans" has the meaning ascribed to it in
         Section 5.10.

                  "Net Working Capital" has the meaning ascribed to it in
         Section 1.06(a).

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "Ordinary Course of Business" means the ordinary operations of the Business, consistent with its historical custom and practice (including with respect to quantity and frequency).

                  "Permits" has the meaning ascribed to it in Section 2.21.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP,
         (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable; (iii) those Liens, covenants, restrictions and easements and other exceptions set forth on the Title Commitment; and (iv) with respect to any real property, any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially adversely affect the value of the real estate or materially impair the use of the real property.

                  "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, limited liability company, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Prohibited Transaction" means any transaction described in
         Section 406 of ERISA or Section 4975 of the Code, for which an exemption does not apply.

                  "Purchase Price" has the meaning ascribed to it in Section
         1.04.

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Purchaser's Defined Contribution Plans" means the defined contribution plans already in existence or to be established by the Purchaser (or a subsidiary of the Purchaser) for the purpose of receiving the transfer of assets and liabilities from the Seller's Defined Contribution Plans as provided in Section 4.09(b) of this Agreement.

                  "Representative" has the meaning ascribed to it in Section
         4.01.

                  "Related Documents" has the meaning ascribed to it in Section 8.02(a).

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

                  "Retained Employees" has the meaning ascribed to it in Section 5.06.

                  "Seller" has the meaning ascribed to it in the forepart of this Agreement.

                  "Seller Indemnified Parties" has the meaning ascribed to it in
         Section 8.03.

                  "Seller's Defined Contribution Plans" means the defined contribution plans previously established by the Seller and described in Section 4.09(b) of this Agreement.

                  "Subsidiaries" means any Persons in which the Business, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Persons.

                  "Tax Returns" has the meaning ascribed to it in Section 2.07.

                  "Taxes" has the meaning ascribed to it in Section 2.07.

                  "Transferred Projects" means projects of the Business which:
         (i) are in process on the date hereof as listed on Schedule 10(A), (ii) have been awarded or contracted as of the date hereof for bids submitted prior to the date hereof but have not yet been commenced as listed on Schedule 10(B), (iii) are awarded or contracted after the date hereof for bids that have been submitted as of the date hereof as listed on Schedule 10(C) and (iv) subject to the limitations of Section 4.02, are bid in the Ordinary Course of Business after the date hereof and awarded or contracted, whether before or after the Effective Date.

                  "Unaudited Financial Statement Date" means January 30, 1999.

                  "Working Capital Balance Sheets" has the meaning ascribed to it in Section 1.06(a).

                  (b) Unless the context of this Agreement otherwise requires,
         (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the Business as conducted by the Business. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Purchaser, to:

                  CH Holdings, Inc.
                  c/o Cupples Products, Inc.
                  10733 Sunset Office Drive
                  St. Louis, Missouri  63127
                  Attn:  Gregg C. Sage, CEO

                  with a copy to:

                  Lewis, Rice & Fingersh, L.C.
                  500 North Broadway, Suite 2000
                  St. Louis, Missouri  63102
                  Attn:  John K. Pruellage, Esq.

                  If to Seller, to:

                  Apogee Enterprises, Inc.
                  7900 Xerxes Avenue South, Suite 1800
                  Minneapolis, Minnesota  55431-1159
                  Attention:  Robert G. Barbieri, Chief Financial Officer

                  and

                  Apogee Enterprises, Inc.
                  7900 Xerxes Avenue South, Suite 1800
                  Minneapolis, Minnesota  55431-1159
                  Attention:  Martha L. Richards, General Counsel

                  with a copy to:

                  Kaplan, Strangis and Kaplan, P.A.
                  5500 Norwest Center
                  90 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Facsimile No. (612) 375-1143
                  Attention:  David Karan

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when sent, verification received, and (iii) if delivered by United States mail, first class postage prepaid, in the manner described above to the address as provided in this Section, be deemed given three days after deposited in the United States mail, and (iv) if delivered by overnight courier service, be deemed given one business day after delivery to the overnight courier service with payment provided (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         11.02 Entire Agreement. This Agreement and all documents executed and delivered in connection therewith supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, including without limitation the letter of intent dated August 25, 1998 between Purchaser and Seller, and the confidentiality agreement dated May 21, 1998 between Purchaser and Seller, and contains the sole and entire agreement between the parties hereto and their Affiliates with respect to the subject matter hereof.

         11.03 Expenses. Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         11.04 Public Announcements. At all times at or before the Effective Date, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Business sells goods or provides services or with whom the Business otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Effective Date announcing the consummation of the transactions contemplated by this Agreement.

         11.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and, in the case of Purchaser, any Person who has provided, or who is considering providing, financing to Purchaser to finance all or any portion of the Purchase Price or to provide bonding to satisfy the Bonding Condition and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, Person who has provided, or who is considering providing, financing or Representative), unless
(i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this

Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Effective Date the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Business furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

         11.06 Further Assurances; Post-Closing Cooperation.

                  (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after both the Closing Date and the Effective Date, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement. To the extent that an asset of the Company (which is not an Excluded Assets) is not properly titled, registered or otherwise listed under the name of the Company, Seller shall (or Seller shall cause its Affiliates to) take all commercially reasonable steps to assign, transfer, entitle or otherwise provide the Company with all anticipated rights, benefits and privileges flowing therefrom.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six years after the Effective Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten day period after such offer is made.

                  (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with
         Section 11.05.

                  (d) In the event and for so long as any party hereto is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, reasonably make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 8 above).

         11.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         11.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         11.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, including but not limited to, employees of the Company or Harmon, Inc.

         11.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         11.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         11.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Consent to Jurisdiction. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such Minnesota State or Federal court and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 11.01 hereof, and (e) agrees that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         11.15 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                         SELLER:

                                         APOGEE ENTERPRISES, INC.



                                         By:
                                            -----------------------------------
                                          Its:
                                              ---------------------------------

                                         PURCHASER:

                                         CH HOLDINGS, INC.



                                         By:
                                            -----------------------------------
                                          Its:
                                              ---------------------------------

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